Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-229714) of United States Steel Corporation of our report dated February 11, 2022 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in United States Steel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
February 11, 2022